Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Variable Series Funds, Inc. of our report dated February 23, 2018, relating to the individual financial statements and financial highlights of each of the funds comprising the State Farm Variable Product Trust, which appears in the State Farm Variable Product Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the reference to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

October 30, 2018